Exhibit 99.1

PRN      Extra Space Storage Inc. Announces $83.5 Million Private Jun 21, 2005 9:41

Placement of Common Stock

SALT LAKE CITY, June 21 /PRNewswire-FirstCall/ — Extra Space Storage Inc. (NYSE: EXR) announced today that it has entered into definitive agreements with certain new and existing institutional investors for the private placement of 6.2 million shares of its common stock at a price of $13.47 per share. The resulting gross proceeds from the placement will be approximately $83.5 million. The net proceeds to the Company after the payment of transaction expenses will be approximately $81.4 million. The Company expects to use the net proceeds to partially fund the acquisition of Storage USA’s portfolio of self-storage properties as recently announced, and for general corporate purposes. The closing of the private placement is expected to occur on June 24, 2005.

The securities sold to accredited investors and Qualified Institutional Buyers (QIBs) in the private placement are being sold in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The securities have not yet been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Forward-Looking Statements:

When used within this document, the words “believes,” “anticipates,” “projects,” “should,” “estimates,” “expects,” and similar expressions are intended to identify “forward-looking statements” within the meaning of Section 27-A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied in the forward-looking statements. Such factors include, but are not limited to, changes in general economic conditions and in the markets in which the Company operates:

•	the effect of competition from new self-storage facilities or other storage alternatives, which would cause rents and occupancy rates to decline;

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PRN      Extra Space Storage Inc. Announces $83.5 Million Private Jun 21, 2005 9:41

•	the Company’s ability to effectively compete in the industry in which it does business;

•	difficulties in the Company’s ability to evaluate, finance and integrate acquired and developed properties into the Company’s existing operations as well as to fill up those properties, which could adversely affect the Company’s profitability;

•	the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Real Estate Investment Trusts, which could increase the Company’s expense and reduce the Company’s cash available for distribution;

•	difficulties in raising capital at reasonable rates and on reasonable terms, which could impede the Company’s ability to grow;

•	delays in the development and construction process, which could adversely affect the Company’s profitability; and

•	economic uncertainty due to the impact of war or terrorism which could adversely affect its business plan.

The Company disclaims any obligation to publicly release the results of any revisions to these forward-looking statements reflecting new estimates, events or circumstances after the date of this report.

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a real estate investment trust that owns and operates 148 self-storage properties in 20 states. The Company’s properties comprise more than 92,500 units, and 9.8 million square feet rented by over 75,000 tenants. Additional Extra Space Storage information is available at www.extraspace.com.

SOURCE Extra Space Storage Inc.

CONTACT:

James Overturf of Extra Space Storage Inc., +1-801-365-4501; or William Coffin, or Mark Collinson, both of CCG Investor Relations, +1-310-477-9800, for Extra Space Storage Inc.

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